Exhibit 99.2

Exclusivity Agreement

This Exclusivity Agreement (“Agreement”) is entered into as of November 11 2024, by and between Dot Ai, a NV corporation with its principal place of business at 5661 S Cameron St, Las Vegas, NV 89118 (“Dot Ai”), and Würth Industry North America LLC, a Delaware limited liability company with an office at 598 Chaney Ave, Greenwood, Indiana 46143 (“Wurth”). Dot Ai “Licensor” and Wurth “Licensee” are also sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Dot Ai is engaged in the business of developing, manufacturing, and selling Dot Ai Cloud or Software Solutions, Industrial Passive Tags and ZIM Bridges (any and all such products or services sold by Dot Ai, the “Products”);

WHEREAS, Wurth is engaged in the business of, among other things, developing, maintaining or providing just-in-time manufacturing inventory management solutions, a market into which the Products are not currently marketed or sold by Dot Ai;

WHEREAS, Wurth possesses existing intellectual property, expertise, and valuable confidential commercial relationships in the Field, and wishes to obtain certain exclusive rights to purchase and resell the Products. Wurth has already made payments and is willing to make additional payments and commit to certain minimum annual business targets to secure this exclusivity.

WHEREAS, Dot Ai is willing to grant such exclusivity to Wurth under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Grant of Exclusivity and Resale Rights:

1.1 Licensor hereby grants Licensee the right to use, distribute, and resell Licensor’s technology and Products within the parameters to be defined in the Supply Agreement. Licensee is permitted to resell Licensor’s technology to its customers within those parameters.

1.2 Restrictions on Named Competitors: During the term of this Agreement, Licensor shall not, directly or indirectly, license, sell, or otherwise permit any of the fifteen competitors listed in Appendix A to access, use, or acquire Licensor’s technology or Products.

1.3 Limitations on Exclusivity: The exclusive rights granted under this Agreement are subject to the following limitations:

1.3.1 Term: Exclusivity shall remain in effect only for the duration of this Agreement.

1.3.2 Revenue Milestones: Licensee must achieve specific revenue milestones, as detailed in Appendix B, to maintain exclusivity. Failure to meet any of the defined milestones within the specified timeframes will permit Licensor to revoke or renegotiate the exclusivity rights granted herein.

2. Initial Payment and Term

2.1 Initial Payment. In consideration of the exclusive rights granted herein, Wurth shall make a payment of two million dollars ($2,000,000) contingent upon the parties signing a mutually agreeable supply agreement (the “Supply Agreement”) by December 31, 2024. Dot Ai acknowledges and agrees that as of the Effective Date it has already received $500,000 of the payment set forth in this paragraph, and only $1,500,000 remain upon completion of the previously agreed results of a pilot and its successful outcome which include:

2.1.1 Able to identify all tagged bins in both test areas with activity reports.

2.1.2 Every tagged bin provides a signal when it leaves the rack, and this happens consistently in both areas.

2.1.3 Every tagged bin provides a signal when it enters the rack, and this happens reliably in both test areas.

2.2 Term. The initial term of exclusivity shall commence on the Effective Date and end on December 31, 2025. The term shall automatically renew for four (4) successive one (1) year terms thereafter, provided that Wurth meets the turnover milestones as outlined in the Supply Agreement. The parties shall use commercially reasonable efforts to negotiate further renewals of the Supply Agreement. Should Wurth fail to meet a milestone in the first year a 180-day cure period will be granted to address any shortfall before exclusivity is subject to potential revocation. Subsequent year cure periods shall be negotiated in the Supply Agreement.

3. Termination

3.1 Termination for Cause. Either Party may terminate this Agreement for material breach by the other Party, provided that the breaching Party has failed to cure such breach within ninety 90 days after receiving written notice from the non-breaching Party.

3.2 Effect of Termination. Upon termination of this Agreement, all exclusive rights granted to Wurth shall immediately cease, and Wurth shall have no further rights to purchase or use the Products on an exclusive basis.

4. Confidentiality

The terms of this Agreement, including the business levels and payments, shall be kept confidential by both Parties and shall not be disclosed to any third party without the prior written consent of the other Party, except as required by law. Information shared under this Agreement is in furtherance of the purpose described in that certain Mutual Confidentiality Agreement entered into between Dot Ai and Wurth dated as October 31, 2024, which obligations are hereby incorporated hereinto and made a part hereof and are in addition to the confidentiality obligations set forth herein.

5. Miscellaneous

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

7. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, regarding such subject matter.

8. Amendments. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both Parties.

9. Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

10. Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

See ID Inc. DBA Dot Ai		Wurth Industry North America LLC

By:	/s/ Robet E Reny	By:	/s/ Daniel Schmidt
Name:	Robet E Reny	Name:	Daniel Schmidt
Title:	Chief Revenue Officer	Title:	Senior Vice President
Date:	11 Nov 2024	Date:	11/8/2024

Appendix [A] - 15 Competitors

[*** ]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix [C] - Revenue Milestones

Revenue Milestones:

1. Milestone 1:

○ Revenue Goal: $25,000,000

○ Deadline: 12/31/2025 subject to cure period

2. Milestone 2:

○ Revenue Goal: $25,000,000

○ Deadline: 12/31/2026 subject to cure period

3. Milestone 3:

○ Revenue Goal: $25,000,000

○ Deadline: 12/31/2027 subject to cure period

4. Milestone 4:

○Revenue Goal: $50,000,000

○Deadline: 12/31/2028, subject to cure period

5. Milestone 5:

○ Revenue Goal: $50,000,000

○ Deadline: 12/31/2029, subject to cure period

Additional Conditions:

Review Periods: Licensor and Licensee agree to review revenue performance on a quarterly basis.